EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement (relating to 1,091,959 Shares of Common Stock) of CryoLife, Inc. on Form S-8 of our reports dated February 24, 2003 relating to the consolidated financial statements of CryoLife as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142) appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 18, 2003